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                                                                    EXHIBIT 99.1


                          [ONEIDA NEWS RELEASE LOGO]


INVESTOR RELATIONS CONTACTS:          PRESS CONTACTS:
Gregg Denny, Chief Financial Officer  David Gymburch, Corporate Public Relations
Oneida Ltd.  (315) 361-3138           Oneida Ltd. (315) 361-3271

FOR IMMEDIATE RELEASE

 ONEIDA LTD. OBTAINS ADDITIONAL WAIVERS AND EXTENSIONS FROM LENDERS;
                  FURTHER DEFERRALS THROUGH JUNE 15, 2004

ONEIDA, NY - April 30, 2004 - Oneida Ltd. (NYSE:OCQ) today announced that it has obtained further waiver extensions as well as an additional waiver through June 15, 2004 from its lenders in regard to the company's financial covenants and in respect to certain payments that are due. Previously announced waivers were effective through April 30, 2004.

Oneida's bank lenders agreed to further postpone, until June 15, 2004, reductions of $5 million, $10 million and $20 million in the company's credit availability that originally were scheduled to take effect on November 3, 2003, January 30, 2004 and February 7, 2004, respectively, under the company's revolving credit agreement. The company's bank lenders also approved an additional waiver in which they agreed to postpone, until June 15, 2004, a further reduction of $10 million in the company's credit availability that originally was scheduled to take effect on May 3, 2004. In addition, Oneida's senior note holders agreed to further defer until June 15, 2004 a $3.9 million payment from the company that was originally due on October 31, 2003.

As was previously announced, Oneida is in discussions with its lenders and potential new financing sources to restructure its existing indebtedness and provide ongoing liquidity, and continues to provide lenders with updated financial information regarding its operations and restructuring plans. The company expects there will be further deferrals of the above credit availability reductions and principal payment until appropriate modifications to its credit facilities have been agreed upon.

Oneida also announced today that it has retained Carl Marks Consulting Group LLC as strategic advisor and chief restructuring officer to assist with Oneida's ongoing restructuring plans for its indebtedness and product sourcing. In addition, Oneida announced that it has retained Peter J. Solomon Company as strategic financial advisor.





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Also today, Oneida reported that it has been notified by the New York Stock
Exchange (NYSE) that the company currently is below the NYSE's continued listing requirements in regard to market capitalization and shareholders' equity. Oneida will be submitting to the NYSE a plan demonstrating how the company will return to compliance with the listing standards. The NYSE will either accept the plan, with Oneida then being subject to quarterly monitoring for compliance with the plan, or it will not accept the plan and the company's stock will be subject to suspension by the NYSE and delisting by the Securities and Exchange Commission. If the company's shares ceased to be traded on the NYSE, the company believes an alternative trading market would be available.

Oneida Ltd. is a leading source of flatware, dinnerware, crystal, glassware and metal serveware for both the consumer and foodservice industries worldwide.

Forward Looking Information
With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the Company to obtain needed waivers and/or amendments relative to its financing agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of or negative variances at some or all of the Company's plants and factories; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs; international health epidemics such as the SARS outbreak; the impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.